Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces Michael Flum Appointed as CEO, Effective May 1st, 2023; Jerry Flum Will Remain As Executive Chairman

VALLEY COTTAGE, NY—May 1, 2023—CreditRiskMonitor (OTCQX: CRMZ) today announced that its Board of Directors has appointed Michael Flum, the Company’s President and Chief Operating Officer, as CreditRiskMonitor’s next Chief Executive Officer. Mr. Flum will assume leadership of the Company effective May 1st, 2023.  In addition to his appointment as CEO, he will retain the position of President.

The announcement culminates an orderly succession plan by the Board of Directors that accommodates Jerry Flum’s decision to take a step back from day-to-day management responsibilities after more than 24 years as CEO and Chairman.  Jerry Flum will remain involved in the management of the Company as Executive Chairman and stand for re-election to the Board as Chairman.

Jerry Flum said, “Mike is a talented operator who combines an engineering mindset with entrepreneurial creativity to effectively drive our business, strategy, and operations for the past 5 years.  I am happy that our Board endorsed my recommendation that he succeed me and continue to be the driving force behind CreditRiskMonitor for years to come.  Since he joined the Company in June 2018, Mike has effectively navigated taking on more responsibilities and proven his leadership in numerous high stress and complicated business situations.  His attention to detail, breadth of skills, hardworking mentality, and commitment to ethical business practices have won him the trust of our employees, senior management, and Directors.  As my son, we were both keen to ensure that he was never given any special treatment and that he earned his role in our leadership on his own merit.  I am confident that under Mike’s direction, CreditRiskMonitor will continue its march to greater revenue and profitability while delivering value in excess of cost to our subscribers.

Michael commented, “I am honored by the Board’s decision and am excited to be leading CreditRiskMonitor as we enter our second quarter century of operations.  We have an amazing business with a stellar team that provides meaningful solutions to our customers and is well positioned to continue our reputation as a trusted brand in B2B financial risk analysis.  I look forward to continuing Jerry’s legacy with a focus on maintaining the family business feel of the Company while doubling down on technological innovation and expanding into new verticals like supply chain management and sales & marketing data.  We are all deeply grateful to Jerry for his vision and leadership since founding the Company in 1998 and his commitment to ensuring the stability of the business for our employees, customers, and shareholders.  We look forward to his continued contributions as Executive Chairman.”

Michael Flum Background

Michael Flum, 36, joined the Company in June 2018 as Vice President of Operations & Alternative Data. He was elected Chief Operating Officer in October 2019 and subsequently President in October 2020. He is responsible for operational strategy and implementation of processes to improve the efficiency of human capital and company performance.

Prior to joining CreditRiskMonitor, Mr. Flum served as Vice President of Operations at Gullett & Associates, Inc., a Houston-based midstream oil & gas survey and drafting firm from 2016-2017. Mr. Flum held various engineering and project management roles at Enterprise Products Partners, a Houston-based midstream oil & gas owner/operator from 2009 to 2016. During his time in the energy sector, Mr. Flum managed the completion of pipeline and plant projects totaling more than $1.3 billion. Mr. Flum holds an M.B.A. from Columbia Business School as well as a B.S. in Mechanical Engineering and a B.A. in Religious Studies from Rice University.

Overview

CreditRiskMonitor® (creditriskmonitor.com) sells a suite of web-based, SaaS subscription products providing access to comprehensive commercial credit reports, bankruptcy risk analytics, financial and payment information, and curated news on public and private companies worldwide. The products help corporate credit and supply chain professionals stay ahead of and manage financial risk more quickly, accurately, and cost-effectively.

The Company’s newest platform, SupplyChainMonitor™, leverages its financial risk analytics expertise to create a risk management solution built specifically for procurement, supply chain, sourcing, and finance personnel involved in the supplier lifecycle, risk assessment, and ongoing risk monitoring.  Users can assess counterparty risks at the aggregate and granular levels under a variety of categories including geography and industry, as well as customized, customer-specific configurations. The platform features mapping capabilities with real-time weather/natural disaster event overlays as well as customizable news notifications, reports, and charts.

Our subscribers, including nearly 40% of the Fortune 1000 and well over a thousand other large corporations worldwide, use the Company's timely news alerts, research, and reports on public and private companies to make important risk decisions. The Company's comprehensive commercial credit reports covering both public and private companies worldwide are published through its web-based platforms and feature detailed analyses of financial statements, including ratio analysis and trend reports, peer analysis, corporate issuer ratings from key Nationally Recognized Statistical Rating Organizations ("NRSROs"), as well as the Company's proprietary bankruptcy analytics: the FRISK® and PAYCE® scores. One of the FRISK® scoring model's exclusive input features is the aggregate risk sentiment of our subscribers based on their crowdsourced usage behaviors resulting in the improved classification of bankruptcy risk for the riskiest corporations and boosting overall accuracy.

The Company, through its Trade Contributor Program, receives confidential accounts receivables data from hundreds of subscribers and non-subscribers every month. This trade receivable data is parsed, processed, aggregated, and finally reported to summarize the invoice payment behavior of B2B counterparties, without disclosing the specific contributors of this information. The Trade Contributor Program's current trade credit file processes nearly $3 trillion of transaction data annually.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, risks associated with the COVID-19 pandemic and those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.

CONTACT:
CreditRiskMonitor.com, Inc.
Mike Flum, President & CEO
(845) 230-3037
ir@creditriskmonitor.com
12546770.2